Exhibit 12

Electronic Data Systems Corporation

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

(dollars in millions)

	2007	2006	2005	2004	2003

Fixed charges:
Interest and related charges on debt and redeemable preferred stock dividends of subsidiaries	$225	$239	$241	$321	$301
Portion of rentals deemed to be interest	196	244	274	284	309
Total fixed charges	421	483	515	605	610

Earnings available for fixed charges:
Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	1,089	756	439	(374)	(517)
Minority interest in consolidated subsidiaries and (income) losses of equity investees	(1)	-	10	(7)	(1)
Total fixed charges per above	421	483	515	605	610
Earnings available for fixed charges	1,509	1,239	964	224	92

Coverage (deficiency)	1,088	756	449	(381)	(518)

Ratio of earnings to fixed charges	3.6	2.6	1.9	-	-